Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement No. 333-218754 on Form S-8 of our report dated March 9, 2017, with respect to the consolidated balance sheets of Sierra Bullets, L.L.C. as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in members’ equity and cash flows for the years then ended, which report appears in the Amendment No. 1 to the Current Report on Form 8-K of Clarus Corporation filed with the Securities and Exchange Commission on October 20, 2017.

/s/ Singer Lewak LLP

Irvine, California

October 20, 2017